UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
_______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 27, 2021
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SOTERA HEALTH COMPANY
(Exact Name of Registrant as Specified in Charter)
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Delaware	001-39729	47-3531161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9100 South Hills Blvd, Suite 300
Broadview Heights, Ohio 44147
(Address of Principal Executive Offices) (Zip Code)
(440) 262-1410
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
_______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on which registered
Common stock, $0.01 par value per share	SHC	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02. Termination of a Material Definitive Agreement.

On August 27, 2021 (the “Redemption Date”), Sotera Health Holdings, LLC (“SHH”), a wholly-owned subsidiary of Sotera Health Company (the “Company”), redeemed in full all of the $100 million aggregate principal amount of its outstanding Senior Secured First Lien Floating Rate Notes due 2026 (the “Notes”) at a redemption price equal to 103.000% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Redemption Date of $1,127,778 (the “Redemption Payment”). The total Redemption Payment for the Notes was $104,127,778.

The Notes were issued pursuant to an indenture, dated July 31, 2020, among SHH, the Company, the intermediate parents and subsidiary note parties party thereto (the “Notes Guarantors”) and Wilmington Trust, National Association, as trustee (as amended, the “Indenture”). Following the deposit of the Redemption Payment, the Indenture and the related security documents were satisfied and discharged in accordance with the terms of the Indenture. As a result of the satisfaction and discharge of the Indenture and the release of all of the liens on the collateral securing the Notes, SHH, the Company, and the Notes Guarantors have been released from their obligations with respect to the Indenture, the related security documents and the Notes, except with respect to those provisions of the Indenture that, by their terms, survive the satisfaction and discharge of the Indenture.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sotera Health Company (Registrant)

Date: August 27, 2021	By:	/s/ Scott J. Leffler
Scott J. Leffler
Chief Financial Officer and Treasurer